Exhibit 23.2

                  CONSENT OF CHERRY, BEKAERT & HOLLAND, L.L.P


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Consent of Independent Certified Public Accountants

The Board of Directors
Citizens South Banking Corporation
Gastonia, North Carolina

We consent to the inclusion in this registration statement of Citizens South Banking Corporation and subsidiaries on Form S-8 of our report, dated March 16, 2009, related to the audits of the consolidated statements of condition as of December 31, 2008 and 2007, and the related consolidated statements of income, comprehensive income, changes in stockholders' equity and cash flows for each of the years in the period ended December 31, 2008, which are included in the December 31, 2008 Annual report on Form 10-K of Citizens South Banking Corporation and subsidiaries.

/s/ Cherry, Bekaert & Holland, L.L.P.


Gastonia, NC
November 30, 2009